Exhibit 99.1

July 29, 2004

CHESAPEAKE REPORTS SECOND QUARTER 2004 RESULTS

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported break-even results from continuing operations for the second quarter of 2004. The second quarter 2004 results included costs of $5.4 million, net of income taxes, related to the early redemption of 40 million pounds Sterling principal amount of the company's 10-3/8 percent senior subordinated notes due 2011. Income from continuing operations for the second quarter of 2003 of $8.8 million included a gain of $7.7 million, net of income taxes, from the settlement of indemnification obligations related to the sale of the company's former West Point mill. Excluding these two events, the increase in income from continuing operations quarter-over-quarter was primarily due to a reduction in interest expense and the recognition of tax benefits from statutory rate changes and favorable settlements of routine tax audits. As previously reported, the company completed the liquidation of its land development segment in the first quarter of 2004 and, accordingly, the results for that segment for both the current-year and the prior-year periods have been reported as discontinued operations.

"We have seen improved sales volume in the pharmaceutical sector of our paperboard packaging segment during the first half of the year, and we are very pleased with our plastic packaging segment as it continues to perform well," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "In addition, we are encouraged by improved sales volume in the international and branded sector toward the end of the second quarter.

"During the second quarter of 2004, we completed the redemption of 40 million pounds Sterling principal amount of our 10-3/8 percent senior subordinated notes and repaid approximately $9 million of outstanding borrowings under our senior bank credit facility with proceeds from our March equity offering," Johnson added. "We believe these steps have strengthened our balance sheet and should provide us with long-term financial flexibility and liquidity, while being slightly accretive to earnings for 2004. Our earnings are quite seasonal, with the first two quarters typically our low quarters for the year. As we look at our mid-year results, our earnings are tracking with the lower end of our estimate for the full year, and our cash flow is favorable compared to our expectation. Therefore, we are tightening the range on our earnings guidance to $1.10 to $1.30 per share and raising our cash flow guidance to $40 million to $60 million. Both estimates are before the costs and related payments on the early redemption of our senior subordinated notes."

Overview of results for the second quarter and first half of 2004:

  Net sales for the second quarter of 2004 increased 13 percent over the comparable period in 2003. Net sales before the favorable effect of foreign currency exchange rates were up 4 percent for the second quarter of 2004 compared to the second quarter of 2003. Sales volume across the paperboard and plastic packaging sectors for the second quarter of 2004 increased over the prior-year quarter with the exception of the tobacco packaging sector and the food and beverage packaging sector, which experienced declines in sales volume. Net sales for the first half of 2004 increased 18 percent over net sales for the first half of 2003 and increased 6 percent before the favorable effect of foreign currency exchange rates compared to the first half of 2003. The increase in net sales before the favorable effect of foreign currency exchange rates for the first half of 2004 was due to increased sales volumes in the pharmaceutical sector of the paperboard packaging segment and in the plastic packaging segment. These increases were partially offset by lower sales volume in the tobacco and international and branded sectors for the first half of 2004.
  EBIT for the paperboard packaging segment was $11.1 million for the second quarter of 2004 and $22.2 million for the first half of 2004, decreases of $2.3 million and $3.6 million, respectively, over the comparable periods in 2003. The decrease in EBIT for the second quarter of 2004 was due to increased depreciation expense of $2.0 million and lower sales volume in the tobacco sector, partially offset by increased sales volume in the pharmaceutical sector and favorable foreign currency exchange rates. The decrease in EBIT for the first half of 2004 was due to increased depreciation expense of $5.1 million, lower sales volumes in the international and branded sector and tobacco sector and start-up costs of $1.8 million for two new German facilities serving the tobacco and international and branded packaging sectors. These items were partially offset by increased sales volume in the pharmaceutical sector and favorable foreign currency exchange rates.
  EBIT for the second quarter of 2004 for the plastic packaging segment was $4.2 million, an increase of $1.4 million over the comparable period in 2003. EBIT for the first half of 2004 was $9.3 million, an increase of $3.5 million over the first half of 2003. A strong agrochemical season and the expansion of the customer base contributed to improved results in the plastic packaging segment for the second quarter and first half of 2004 over the comparable periods in 2003. Changes in foreign currency exchange rates also had a favorable impact on segment results for the 2004 periods.
  Corporate expenses were $8.0 million for the first half of 2004, compared to corporate expenses for the first half of 2003 of $8.1 million. The decrease was primarily due to lower costs for long-term incentive and pension plans in 2004, partially offset by increased costs for Sarbanes-Oxley Act compliance.
  Discontinued operations had no impact on results for the first half of 2004 compared to earnings of $2.7 million for the first half of 2003, as the former land development segment was liquidated in the first quarter of 2004.

Other information:

  Compared to the 2003 periods, changes in foreign currency exchange rates increased net sales for the second quarter and first half of 2004 by $19.3 million, or 8 percent, and by $54.1 million, or 11 percent, respectively, and increased EBIT from continuing operations by $1.3 million, or 12 percent, and by $3.5 million, or 15 percent, respectively. Compared to the 2003 periods, changes in foreign currency exchange rates increased net interest expense by $0.6 million, or 7 percent, and by $1.6 million, or 8 percent, respectively, for the second quarter and first half of 2004.
  During the second quarter of 2004, the company redeemed 40 million pounds Sterling principal amount of 10-3/8 percent senior subordinated notes due 2011, which resulted in a loss on the extinguishment of debt of $8.4 million, or $5.4 million, net of income taxes, of which cash costs were $6.9 million. The company may from time to time purchase additional senior subordinated notes through open market or privately negotiated transactions based on an assessment of the favorability of several factors, including the price and availability of the notes, the company's financial position and the overall market environment. The company expects that any such note purchases will be funded with cash from operations or borrowings under the company's existing bank credit facility and that any purchased notes will be cancelled.
  During the second quarter of 2003, the company settled substantially all of its environmental indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va. As a result of the settlement, the accrual for estimated environmental liabilities was reduced in the second quarter of 2003, which resulted in a gain of approximately $11.2 million, or $7.7 million, net of income taxes.
  Net interest expense was $8.6 million and $19.9 million for the second quarter and first half of 2004, respectively, compared to $10.6 million and $22.3 million for the second quarter and first half of 2003. The decreases in interest expense for both the quarter and the first half of 2004 were primarily due to lower overall interest rates and the redemption of 40 million pounds Sterling principal amount of 10-3/8 percent senior subordinated notes.
  During the second quarter and first half of 2004, the company's income taxes were reduced by approximately $3.0 million related to the costs of the extinguishment of debt, by approximately $2.6 million related to favorable settlements of 1998 to 2002 U.S. Internal Revenue Service tax audits and 1999 to 2001 U.K. Inland Revenue tax audits, and by approximately $0.8 million related to a reduction in deferred taxes due to a reduction in the Belgian statutory tax rate.  Without the costs of the extinguishment of debt, the effective tax rate is estimated to be approximately 18 percent for 2004 compared to 13 percent for 2003.
  Cash flow available for shareholders and debt reduction (1) (defined as net cash (used in) provided by operating activities less net cash used in investing activities) before costs of the early redemption of the company's senior subordinated notes totaled $24.2 million for the first half of 2004, an increase of $29.6 million over the first half of 2003. Cash available for shareholders and debt reduction for the first half of 2004 included the receipt of $21.5 million of U.S. tax refunds and $6.4 million related to terminations of interest rate swaps.
  Total debt, net of cash, at July 4, 2004, was $399.7 million compared to $475.0 million at December 28, 2003. The decrease in net debt was primarily a result of the redemption of senior subordinated notes, offset in part by changes in foreign currency exchange rates that increased reported net debt by approximately $20.1 million at the end of the second quarter of 2004, compared to the end of fiscal year 2003.
  To supplement the company's consolidated financial statements presented on a GAAP basis, the company reports "cash flow available for shareholders and debt reduction," a non-GAAP measure, which the company believes enhances the overall understanding of the company's ability to pay-down debt and pay dividends to its shareholders. In addition, this non-GAAP measure is a primary indicator management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with GAAP.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its second quarter 2004 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

			Second Quarter		First Half
INCOME STATEMENT			2004	2003	2004	2003
Net sales			$239.3	$211.3	$502.9	$424.5
Costs and expenses:
Cost of products sold			195.9	171.5	415.7	345.8
Selling, general and administrative expenses			34.5	28.8	67.8	58.3
Gain on sale of business (a)			-	11.2	-	11.2
Other income, net			2.3	0.8	4.1	3.1
EBIT (earnings before interest and taxes) from continuing operations			11.2	23.0	23.5	34.7
Interest expense, net			8.6	10.6	19.9	22.3
Loss on extinguishment of debt (b)			8.4	-	8.4	-
(Loss) income from continuing operations before taxes			(5.8)	12.4	(4.8)	12.4
Income tax (benefit) expense (c)			(5.8)	3.6	(5.5)	3.0
Income from continuing operations			-	8.8	0.7	9.4
Discontinued operations, net of taxes (d)			-	0.6	-	2.7
Net income			$-	$9.4	$0.7	$12.1

Diluted earnings per share:
Income from continuing operations			$-	$0.58	$0.04	$0.62
Discontinued operations, net of taxes (d)			-	0.04	-	0.18
Net income			$-	$0.62	$0.04	$0.80

Weighted average shares and equivalents outstanding - diluted			19.4	15.2	17.7	15.1

Other items:
Depreciation			$15.0	$13.0	$31.2	$25.9
Capital expenditures			11.5	14.1	23.4	29.7
Net cash (used in) provided by operations			(5.1)	2.2	38.0	21.5
Net cash used in investing activities			9.6	13.3	20.7	26.9
Cash available for shareholders and debt reduction (e) (f)			(14.7)	(11.1)	17.3	(5.4)

(a) The results for the second quarter and first half of 2003 included a gain of $7.7 million, net of income taxes, on the settlement of indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill.

(b) The results for the second quarter and first half of 2004 included a loss of $5.4 million, net of income taxes, from the redemption of 40 million pounds Sterling principal amount of the company's 10-3/8 percent senior subordinated notes due 2011.

(c) Taxes in the second quarter of 2004 included a $3.0 million benefit for the extinguishment of debt, a $2.6 million benefit related to favorable tax settlements of audits of U.S. returns for 1998 and 2002 and U.K. returns for 1999 to 2001 and $0.8 million benefit related to the reduction in deferred taxes due to a reduction in the Belgian statutory tax rate.

(d) Discontinued operations for both 2003 and 2004 primarily represent the wind-down of the former land development segment.

(e) Cash available for shareholders and debt reduction is defined as net cash (used in) provided by operations less net cash used in investing activites.

(f) Cash available for shareholders and debt reduction for the second quarter and first half of 2004 included approximately $6.9 million of cash paid related to the early extinguishment of debt; before this item, cash available for shareholders and debt reduction for the first half of 2004 was $24.2 million. In addition, the first half of 2004 included the receipt of $21.5 million of U.S. tax refunds and $6.4 million related to terminations of interest rate swaps.

BALANCE SHEET	Jul. 4,	Dec. 28,		Jun. 29,
	2004	2003		2003
Assets
Current assets:
Cash and cash equivalents	$6.9	$11.9		$14.3
Accounts receivable, net	152.6	151.1		142.8
Inventories	116.8	109.8		117.9
Other current assets	16.8	36.1		22.6

Total current assets	293.1	308.9		297.6
Property, plant and equipment, net	418.8	431.6		392.1
Goodwill	663.8	644.4		600.1
Other assets	98.9	107.9		104.4

Total assets	$1,474.6	$1,492.8		$1,394.2

Liabilities and Stockholders' Equity
Current portion of long-term debt	$4.1	$5.0		$4.5
Income taxes payable	20.7	13.9		9.5
Other current liabilities	213.4	227.1		194.7

Total current liabilities	238.2	246.0		208.7
Long-term debt	402.5	481.9		508.9
Pensions and postretirement benefits	83.1	89.2		69.5
Deferred income taxes	19.3	30.1		36.6
Other long-term liabilities	70.4	75.9		59.9
Stockholders' equity	661.1	569.7		510.6

Total liabilities and stockholders' equity	$1,474.6	$1,492.8		$1,394.2

	First	Second	Third	Fourth	First
BUSINESS SEGMENT HIGHLIGHTS:	Quarter	Quarter	Quarter	Quarter	Half

Net sales:
2004
Paperboard Packaging	$219.1	$197.8			$416.9
Plastic Packaging	44.5	41.5			86.0

	$263.6	$239.3			$502.9

2003
Paperboard Packaging	$182.5	$178.5	$185.0	$207.4	$361.0
Plastic Packaging	30.7	32.8	31.1	37.6	63.5

	$213.2	$211.3	$216.1	$245.0	$424.5

EBIT (Earnings before interest and taxes):
2004
Paperboard Packaging	$11.1	$11.1			$22.2
Plastic Packaging	5.1	4.2			9.3
Corporate	(3.9)	(4.1)			(8.0)

	$12.3	$11.2			$23.5

2003
Paperboard Packaging	$12.4	$13.4	$14.4	$20.2	$25.8
Plastic Packaging	3.0	2.8	3.0	3.6	5.8
Corporate	(3.7)	(4.4)	(4.2)	(4.1)	(8.1)
Gain on Sale of Business	-	11.2	-	-	11.2

	$11.7	$23.0	$13.2	$19.7	$34.7

Depreciation:
2004
Paperboard Packaging	$13.4	$12.3			$25.7
Plastic Packaging	2.7	2.6			5.3
Corporate	0.1	0.1			0.2

	$16.2	$15.0			$31.2

2003
Paperboard Packaging	$10.3	$10.3	$10.7	$12.3	$20.6
Plastic Packaging	2.5	2.5	2.6	2.6	5.0
Corporate	0.1	0.2	0.1	0.1	0.3

	$12.9	$13.0	$13.4	$15.0	$25.9